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                                                                   EXHIBIT T-1.6

CONSENT OF TRUSTEE

Pursuant to the requirements of Section 321(b) of the Trust Indenture Act of 1939 as amended in connection with the proposed issue of Capstar Communication, Inc. Senior Subordinated Exchange Debentures, we hereby consent that reports of examination by Federal, State, Territorial or District authorities may be furnished by such authorities to the Securities and Exchange Commission upon request therefore.

                                              U.S. Trust Company of Texas, N.A.,
                                              Trustee



                                              By:  /s/ BILL BARBER
                                                   ----------------------------
                                                      Bill Barber
                                                      Vice President